Exhibit 99.1
RELEASE 4:00AM — OCTOBER 19, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS A
21.0% INCREASE IN 2005 THIRD QUARTER EARNINGS
Quarterly Cash Dividend Declared of $0.07 Per Common Share
5% Stock Repurchase Program Announced
Paramus, New Jersey, October 19, 2005 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three- and nine-month periods ended September 30, 2005.
Financial Highlights
•	Net income was $75.0 million for the third quarter of 2005, an increase of 21.0% as compared to the third quarter of 2004 and an increase of 16.6% as compared to the second quarter of 2005. Net income increased 13.9% to $201.3 million for the nine-month period ended September 30, 2005 from $176.7 million for the nine-month period ended September 30, 2004.

•	Basic and diluted earnings per common share were $0.13 for the third quarter of 2005 compared with $0.11 for the third quarter of 2004 and $0.11 for the second quarter of 2005. Basic and diluted earnings per common share were $0.35 and $0.34, respectively, for the first nine months of 2005 compared with basic and diluted earnings per common share of $0.31 and $0.30, respectively, for the first nine months of 2004. Earnings per share, dividends per share and share counts for quarterly and year-to-date periods prior to the second quarter of 2005 have been adjusted to reflect the 3.206 stock split due to our second-step conversion.

•	At its meeting yesterday, the Board of Directors declared a quarterly cash dividend of $0.07 per common share. The cash dividend is payable on December 1, 2005 to stockholders of record at the close of business on November 4, 2005.

•	The Board of Directors also approved a plan to repurchase up to 29,880,000 shares of Hudson City Bancorp stock. The shares approved to be repurchased approximate five percent of outstanding shares. The fifth stock repurchase program, which has been suspended due to our second-step conversion and stock offering, has been canceled due to the approval of this sixth plan.

•	Net interest income was $152.2 million for the third quarter of 2005, an increase of 22.7% as compared to the third quarter of 2004 and an increase 15.6% as compared to the second quarter of 2005. Net interest income was $409.7 million for the nine-month period ended September 30, 2005, an increase of 14.3% from $358.5 million for the nine-month period ended September 30, 2004.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the third quarter of 2005 were 5.56% and 1.15%, respectively, compared with 18.98% and 1.31%,

respectively, for the third quarter of 2004 and 10.26% and 1.11%, respectively, for the second quarter of 2005. Our annualized return on average stockholders’ equity and annualized return on average assets for the nine-month period ended September 30, 2005 were 8.57% and 1.15%, respectively, compared with 17.55% and 1.29%, respectively, for the nine-month period ended September 30, 2004.

•	Our net interest rate margin and net interest rate spread were 2.37% and 1.68%, respectively, for the third quarter of 2005 compared with 2.67% and 2.45%, respectively, for the third quarter of 2004 and 2.34% and 2.02%, respectively, for the second quarter of 2005. For the first nine months of 2005, our net interest rate margin and net interest rate spread were 2.38% and 1.95%, respectively, compared with 2.67% and 2.45%, respectively, for the first nine months of 2004.

•	Our efficiency ratio for the third quarter of 2005 was 21.44% compared with 22.42% for the third quarter of 2004 and 22.76% for the second quarter of 2005. Our efficiency ratio for the first nine months of 2005 was 22.57% compared with 23.49% for the first nine months of 2004.

•	Total loans outstanding increased $2.46 billion to $13.82 billion at September 30, 2005. This increase reflected purchases and originations of first mortgage loans of $2.62 billion and $1.45 billion, respectively, during the first nine months of 2005 compared with $2.36 billion and $1.11 billion, respectively, during the first nine months of 2004. First mortgage loans purchased and originated during the third quarter of 2005 were $702.9 million and $639.2 million, respectively.

•	Non-performing loans as a percent of total loans were 0.11% as of September 30, 2005 compared with 0.19% as of December 31, 2004. The allowance for loan losses as a percent of non-performing loans was 175.98% as of September 30, 2005 compared with 126.44% as of December 31, 2004. We provided $65,000 to the allowance for loan losses and had a net recovery of $8,000 during the first nine months of 2005 compared with a provision of $675,000 and a net charge-off of $12,000 during the first nine months of 2004.

•	Borrowed funds increased $2.60 billion to $9.75 billion for the nine months ended September 30, 2005. The funds borrowed during the first nine months of 2005 have maturities of ten years and initial call dates ranging from three to five years.

•	During the third quarter of 2005, the independent trustee of our Employee Stock Ownership Plan (“ESOP”) purchased 15,719,223 shares of common stock, or four percent of the outstanding shares after completion of our second-step conversion, at an aggregate cost of $189.3 million. The purchase of these additional shares completes the purchase of shares for our ESOP.
“We continue to see balance sheet growth as the key to our future economic success, particularly in this challenging interest rate environment,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “The capital we acquired from our highly successful second-step conversion and stock offering will allow us to maintain this growth strategy, which we anticipate will be funded by borrowed funds and customer deposits. In keeping with our thrift business model, we intend the asset growth to be primarily through the origination and purchase of traditional fixed- and variable-rate first mortgage loans. We believe this growth strategy and our attention to efficient operation, even in this market interest rate environment, will provide value to our shareholders through continued earnings and payment of dividends,” added Mr. Hermance.

Statement of Income Summary
Our results of operations depend primarily on net interest income, which, in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits, interest-bearing demand deposits and borrowed funds. Net interest income is affected by the shape of the market yield curve, the timing of the placement and repricing of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Our results are also affected by the market price of our stock, as the expense of certain of our employee stock compensation plans is related to the current price of our common stock.
For both the three- and nine-month periods ended September 30, 2005, our growth in interest income was derived from the overall growth in our balance sheet, while the increase in interest expense reflected the growth in our interest-bearing liabilities and increases in the prevailing interest rate environment. Short-term market interest rates generally increased during the first nine months of 2005 following increases during the entirety of 2004. The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) increased the overnight lending rate 25 basis points at each of the regularly scheduled meetings beginning in June 2004 to the current rate of 3.75%. Intermediate-term market interest rates, those with maturities of two to five years, and long-term market interest rates, in particular the 10- and 30- year bonds, also increased during the first nine months of 2005, but at a slower pace than short-term interest rates. The result of these market interest rate changes was a continued flattening of the market yield curve during the first nine months of 2005.
In this rate environment, our net interest margin decreased 30 basis points when comparing the third quarter of 2005 with the same period in 2004 and 29 basis points when comparing the first nine months of 2005 to the first nine months of 2004, as our interest income, in general, reflects movements in long-term rates while our interest expense, in general, reflects movements in short-term rates. The $28.2 million increase in the third quarter of 2005 and the $51.2 million increase during the first nine months of 2005 in our net interest income, when compared to the same periods in 2004, reflects the 38.7% and 27.9% growth, respectively, in the average balance of our total interest-earning assets over the prior year periods, as compared to the growth in the average balance of our total interest-bearing liabilities of 18.3% and 20.0%, over those same periods. This difference in growth rates offset the negative impact of the flattening market yield curve.
We anticipate that short-term interest rates will continue to increase through the remainder of 2005 and into 2006, as it is anticipated the FOMC will continue to increase the Fed funds rate at its current measured pace, and long-term interest rates will increase at a similar rate, thus maintaining the flat market yield curve. The result of this potential market interest rate scenario would have a negative impact on our results of operations and our net interest margin as our interest-earning assets, both loans and securities, generally price off long-term interest rates, while our interest-bearing liabilities, primarily deposits, generally price off short-term interest rates. Additionally, the cost on both deposits and borrowed funds will reset to the current market interest rates faster than the change to our interest-earning assets.
Total interest and dividend income for the three months ended September 30, 2005 increased $79.5 million, or 33.9%, to $313.8 million compared with $234.3 million for the three months ended September 30, 2004. This increase was primarily due to a $7.21 billion, or 38.7%, increase in the average balance of interest-earning assets to $25.86 billion for the three months ended September 30, 2005 from $18.65 billion for the three months ended September 30, 2004, reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The increase in interest and dividend income due to the growth in average interest-earning assets was partially offset by a 17 basis point decrease in the annualized weighted-average yield on total average interest-earning assets to 4.85% for the third quarter of 2005 compared with 5.02% for the third quarter of 2004. This decrease in yield was primarily the result of a shift in our interest-earning asset mix to shorter-term investment securities to help manage our interest rate risk. More specifically, part of the proceeds from our second-step conversion and stock offering were invested into agency discount notes with maturities ranging from one to six months.
The $39.2 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $3.04 billion. The $25.9 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $2.81 billion, which reflected the investment during 2004 of certain of the cash flows from prepayment activity on our mortgage-related assets into investment securities and the investment of part of the net proceeds from the second-step conversion and stock offering. The $12.3 million increase in interest on mortgage-backed securities was primarily due to a $1.32 billion increase in the average balance reflecting increased purchases of adjustable-rate securities during the first nine months of 2005 and the investment of part of the net proceeds from the second-step offering.
Total interest and dividend income for the nine months ended September 30, 2005 increased $178.5 million, or 26.7%, to $846.6 million compared with $668.1 million for the nine months ended September 30, 2004. This increase was primarily due to a $4.99 billion, or 27.9%, increase in the average balance of interest-earning assets to $22.87 billion for the nine months ended September 30, 2005 from $17.88 billion for the nine months ended September 30, 2004, reflecting our balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The increase in interest and dividend income due to the growth in average interest-earning assets was partially offset by a 5 basis point decrease in the annualized weighted-average yield on total average interest-earning assets to 4.93% for the first nine months of 2005 compared with 4.98% for the first nine months of 2004. This decrease in yield was primarily the result of a shift in our interest-earning asset mix to shorter-term investment securities.
The $110.8 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $2.82 billion. The $45.2 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.56 billion, which reflected the investment during 2004 of certain of the cash flows from prepayment activity on our mortgage-related assets into investment securities and the investment of part of the net offering proceeds from the second-step conversion and stock offering. The $14.6 million increase in interest on mortgage-backed securities was primarily due to a $554.3 million increase in the average balance due to the investment of part of the net offering proceeds from the second-step conversion and stock offering.
Total interest expense for the three months ended September 30, 2005 increased $51.3 million, or 46.5%, to $161.6 million compared with $110.3 million for the three months ended September 30, 2004. This increase was partially due to a $3.12 billion, or 18.3%, increase in the average balance of total interest-bearing liabilities to $20.20 billion for the three months ended September 30, 2005 compared with $17.08 billion for the corresponding period in 2004. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 60 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 3.17% for the three-month period ended September 30, 2005 compared with 2.57% for the three-month period ended September 30, 2004, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2004 and the first nine months of 2005.
The $29.2 million increase in interest expense on borrowed funds for the three months ended September 30, 2005 was due to an increase in the average balance of borrowed funds of $2.97 billion, which was primarily used to fund loan growth, and an 11 basis point increase in the annualized weighted-average cost. The $22.1 million increase in interest expense on interest-bearing deposits was due to a $152.6 million increase in the average balance of interest-bearing deposits and a 78 basis point increase in the annualized weighted-average cost due to rising short-term interest rates experienced during 2004 and the first nine months of 2005.
Total interest expense for the nine months ended September 30, 2005 increased $127.3 million, or 41.1% to $436.9 million compared with $309.6 million for the nine months ended September 30, 2004. This increase was partially due to a $3.27 billion, or 20.0%, increase in the average balance of total interest-bearing liabilities to $19.60 billion for the nine months ended September 30, 2005 compared with $16.33 billion for the corresponding period in 2004. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 45 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.98% for the nine-month period ended September 30, 2005 compared with 2.53% for the nine-month period ended September 30, 2004, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2004 and the first nine months of 2005.
The $72.4 million increase in interest expense on borrowed funds for the nine months ended September 30, 2005 was due to an increase in the average balance of borrowed funds of $2.58 billion and a 7 basis point increase in the annualized weighted-average cost. The $54.8 million increase in interest expense on interest-bearing deposits was due to a $696.4 million increase in the average balance of interest-bearing deposits and a 54 basis point increase in the annualized weighted-average cost due to rising short-term interest rates experienced during 2004 and the first nine months of 2005.
Net interest income for the three months ended September 30, 2005 increased $28.2 million, or 22.7%, to $152.2 million compared with $124.0 million for the corresponding period in 2004. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 1.68% for the third quarter of 2005 compared with 2.45% for the corresponding period in 2004. For the third quarter of 2005, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.37% compared with 2.67% for the corresponding 2004 period. Net interest income for the nine months ended September 30, 2005 increased $51.2 million, or 14.3%, to $409.7 million compared with $358.5 million for the corresponding period in 2004. Our net interest rate spread was 1.95% for the first nine months of 2005 compared with 2.45% for the corresponding period in 2004. For the first nine months of 2005, our net interest margin was 2.38% compared with 2.67% for the corresponding 2004 period.
The increase in our net interest income in both the three- and nine-month periods reflected, in part, our overall internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering, partially offset by the increase in the costs of our deposits and borrowed funds. The decrease in the net interest rate spread and net interest margin was primarily due to the increase in the weighted-average cost of interest-bearing liabilities and the decrease in the weighted-average yield on our interest-earning assets. The increase in the cost of our interest-bearing liabilities reflected the rising short-term interest rate environment and the borrowing of funds with longer terms to initial reprice or maturity than in previous periods. The decrease in the yield on our interest-earning assets reflected the shift in our investment portfolio to shorter-term interest-earning assets; by purchasing and originating a larger percentage of adjustable-rate instruments and purchasing agency discount notes with part of the proceeds from our second-step conversion and stock offering.
We did not provide for the allowance for loan losses during the three-month period ended September 30, 2005, however, we provided $225,000 during the three-month period ended September 30, 2004. The provision for loan losses was $65,000 for the nine-month period ended September 30, 2005 compared to $675,000 for the nine-month period ended September 30, 2004. Net recoveries for the first nine months of 2005 were $8,000 compared with net charge-offs of $12,000 for the corresponding 2004 period. The allowance for loan losses increased $73,000 to $27.4 million at September 30, 2005 compared with $27.3 million at December 31, 2004. The allowance for loan losses as a percent of total loans was 0.20% at September 30, 2005 compared with 0.24% at December 31, 2004. Non-performing loans at September 30, 2005 were $15.6 million compared with $21.6 million at December 31, 2004. The ratio of non-performing loans to total loans was 0.11% at September 30, 2005 compared with 0.19% at December 31, 2004. The ratio of allowance for loan losses to total non-performing loans was 175.98% at September 30, 2005 compared with 126.44% at December 31, 2004.
Total non-interest income for the three months ended September 30, 2005 was $1.4 million compared with $4.9 million for the corresponding 2004 period. Total non-interest income for the nine months ended September 30, 2005 was $6.5 million compared with $12.4 million for the corresponding 2004 period. These decreases in total non-interest income reflected decreases in gains on securities transactions, net, as no sales of securities occurred during the second or third quarters of 2005.
Total non-interest expense for the three months ended September 30, 2005 and 2004 was $32.9 million and $28.9 million, respectively, which primarily reflected increases in net occupancy expense and employee compensation. Our efficiency ratio for the three months ended September 30, 2005, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 21.44% compared with 22.42% for the corresponding 2004 period. Our annualized ratio of non-interest expense to average total assets for the three months ended September 30, 2005 was 0.50% compared with 0.61% for the corresponding period in 2004.
Total non-interest expense for the nine months ended September 30, 2005 and 2004 was $93.9 million and $87.1 million, respectively, which primarily reflected increases in net occupancy expense and employee compensation. Our efficiency ratio for the nine months ended September 30, 2005 was 22.57% compared with 23.49% for the corresponding 2004 period. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2005 was 0.54% compared with 0.64% for the corresponding period in 2004.
Income tax expense for the three months ended September 30, 2005 was $45.6 million compared with $37.7 million for the corresponding 2004 period. Our effective tax rate for the three months ended September 30, 2005 and 2004 was 37.82% and 37.83%, respectively. Income tax expense for the nine months ended September 30, 2005 was $121.0 million compared with $106.4 million for the corresponding 2004 period. Our effective tax rate for the nine months ended September 30, 2005 and 2004 was 37.55% and 37.60%, respectively. These increases in the amount of income tax expense were primarily due to increases in income before income tax.

Statement of Financial Condition Summary
Total assets increased $6.40 billion, or 31.8%, to $26.55 billion at September 30, 2005 from $20.15 billion at December 31, 2004, primarily due to the receipt of the $3.80 billion of net offering proceeds from our second-step conversion and stock offering, as well as our internally generated growth. The increase in total assets reflected a $2.55 billion increase in total investment securities; a $2.46 billion increase in loans and a $1.34 billion increase in total mortgage-backed securities.
The net $3.80 billion increase to stockholders’ equity due to the conversion reflected the receipt of the $3.93 billion offering proceeds less the payment of $125.0 million in conversion related expenses. Equity was further increased by $145.8 million due to the consolidation of Hudson City, MHC into Hudson City Bancorp, Inc. The amount of funds available for investment from the net offering proceeds was $3.57 billion, reflecting a further $229.9 million reduction from the net offering proceeds due to the use of customer deposits to purchase stock. Of this amount, and reflected in the increase in investment securities, approximately $1.50 billion was invested into government-sponsored agency discount notes, approximately $900.0 million was invested into government-sponsored agency securities and approximately $400.0 million was invested into government-sponsored agency step-up notes. Hudson City Bancorp contributed $3.0 billion of the net proceeds to Hudson City Savings Bank.
We purchased and originated first mortgage loans of approximately $2.62 billion and $1.45 billion, respectively, during the nine-month period ended September 30, 2005 compared with $2.36 billion and $1.11 billion, respectively, for the corresponding period in 2004. Of the first mortgage loans originated and purchased during the first nine months of 2005, approximately 42.10% were variable-rate loans. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. At September 30, 2005, we are committed to purchase and originate $588.6 million and $292.3 million, respectively, of first mortgage loans, which are expected to settle during the fourth quarter of 2005.
Total mortgage-backed securities increased $1.34 billion during the nine-month period ended September 30, 2005, reflecting purchases of approximately $2.68 billion. Of the mortgage-backed securities purchased, approximately 92.11% were adjustable-rate or hybrid instruments. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by a government or government-sponsored agency. At September 30, 2005, we are committed to purchase $326.0 million of when-issued mortgage-backed securities, which are expected to settle during the fourth quarter of 2005.
Total liabilities increased $2.52 billion, or 13.4%, to $21.26 billion at September 30, 2005 from $18.74 billion at December 31, 2004. The increase in total liabilities primarily reflected a $2.60 billion increase in borrowed funds, partially offset by a $95.9 million decrease in deposits. The increase in borrowed funds was the result of securing $2.7 billion of new borrowings with initial reprice dates ranging from three to five years and final maturities of ten years. Of total borrowed funds, $7.10 billion are pursuant to reverse repurchase agreements and $2.65 billion are advances from the Federal Home Loan Bank. Total deposits decreased $95.9 million during the nine-month period ended September 30, 2005, but increased $117.3 million during the three-month period from June 30, 2005 to September 30, 2005. The year-to-date decrease reflected the consolidation of the $145.8 million deposit of Hudson City, MHC, which was added to our capital, and the use of approximately $229.9 million of customer deposits to purchase stock during our second-step stock offering.
We plan to grow our assets during the remainder of 2005 and into 2006 primarily through the origination and purchase of mortgage loans, while purchasing investment and mortgage-backed securities as a supplement to our investments in mortgage loans. During the third quarter of 2005, total loans increased $727.6 million, mortgage-backed securities increased $172.9 million, and investment securities decreased $397.2 million. The decrease in investment securities reflected the maturity of certain of the discount notes purchased with the proceeds from the second-step conversion. We also plan that approximately half of these originations and purchases will be short-term or variable-rate in nature, in order to assist in the management of our interest rate risk. We consider a loan or security to be variable rate if there exists a contractual rate adjustment during the life of the instrument, including those variable-rate mortgage-related assets with three-, five- or ten-year initial fixed-rate periods.
The primary funding for our asset growth is expected to come from customer deposits and borrowed funds. During the third quarter of 2005, total deposits increased $117.3 million and borrowed funds increased $600.0 million. We plan that the funds borrowed will primarily have initial non-call periods of three to five years and final maturities of ten years in order to extend the maturity of our liabilities and assist in the management of our interest rate risk. We intend to grow customer deposits by continuing to offer desirable products at competitive rates and by opening new branch offices. We opened two branch offices in Suffolk County, NY and two branch offices in Richmond County (Staten Island), NY during the first nine months of 2005. In early October of 2005, we opened one additional branch office in Suffolk County. We will continue to explore branch expansion opportunities in market areas that present significant opportunities for our traditional thrift business model and intend to open ten to fifteen branches annually.
Total stockholders’ equity increased $3.89 billion to $5.29 billion at September 30, 2005 from $1.40 billion at December 31, 2004. The increase in stockholders’ equity was primarily due to the net offering proceeds of $3.80 billion, a $145.8 million increase due to the consolidation of Hudson City, MHC into Hudson City Bancorp, and net income of $201.3 million for the first nine months of 2005. Also increasing stockholders’ equity was a $2.5 million increase due to the exercise of stock options, an $8.8 million permanent tax benefit due to the exercise of stock options and the vesting of employee stock benefit plans, and a $9.7 million increase due to the commitment of shares for our employee stock benefit plans. These increases to stockholders’ equity were partially offset by cash dividends declared and paid to common stockholders of $63.1 million, purchases of 15,719,223 shares for our employee stock ownership plan at an aggregate cost of $189.3 million, purchases of shares of common stock for our recognition and retention plan at an aggregate cost of $1.3 million, a $2.7 million purchase of treasury stock directly from vesting shares in our recognition and retention plan for payment of income taxes and a $33.1 million further decrease in our accumulated other comprehensive loss primarily due to higher market interest rates decreasing the market value of our available for sale portfolio.
A sixth stock repurchase plan has been approved to repurchase up to 29,880,000 shares, or approximately five percent of the outstanding common stock. The fifth repurchase plan was terminated upon approval of the sixth plan. At September 30, 2005, our stockholders’ equity to asset ratio was 19.92% and our year-to-date average stockholders’ equity to asset ratio was 13.42%. At September 30, 2005, our stockholders’ equity per common share, using the period-end share count of outstanding shares, less purchased but unallocated employee stock ownership plan shares and less purchased but unvested management plan shares, was $9.46.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 84 branch offices in New Jersey, three branches in Suffolk County, NY and two branches in Richmond County (Staten Island), NY. Hudson City Savings currently has 1,111 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2005	2004
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$93,923	$122,483
Federal funds sold	15,400	45,700

Total cash and cash equivalents	109,323	168,183
Investment securities held to maturity	1,534,213	1,334,249
Investment securities available for sale	3,949,004	1,594,639
Federal Home Loan Bank of New York stock	175,000	140,000
Mortgage-backed securities held to maturity	4,163,152	3,755,921
Mortgage-backed securities available for sale	2,555,958	1,620,708
Loans	13,816,352	11,363,039
Less:
Deferred loan fees	2,260	8,073
Allowance for loan losses	27,392	27,319

Net loans	13,786,700	11,327,647
Foreclosed real estate, net	1,092	878
Accrued interest receivable	134,660	97,490
Banking premises and equipment, net	48,108	36,399
Other assets	95,529	69,867

Total Assets	$26,552,739	$20,145,981

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$10,915,672	$11,059,798
Noninterest-bearing	465,722	417,502

Total deposits	11,381,394	11,477,300
Borrowed funds	9,750,000	7,150,000
Accrued expenses and other liabilities	132,715	115,797

Total liabilities	21,264,109	18,743,097

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 597,602,158 shares outstanding at September 30, 2005; 596,777,836 shares outstanding at December 31, 2004 (1)	7,415	7,415
Additional paid-in capital (1)	4,531,741	565,403
Retained earnings.	1,724,238	1,588,792
Treasury stock, at cost; 143,864,397 shares at September 30, 2005 and 144,688,719 shares at December 31, 2004 (1)	(694,262)	(696,812)
Unallocated common stock held by the employee stock ownership plan	(235,092)	(47,552)
Unearned common stock held by the recognition and retention plan	(3,231)	(5,267)
Accumulated other comprehensive loss, net of tax	(42,179)	(9,095)

Total stockholders’ equity	5,288,630	1,402,884

Total Liabilities and Stockholders’ Equity	$26,552,739	$20,145,981

(1)	All prior share data, the balance in the common stock account and the balance in the additional paid-in capital account have been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended September 30,
	2005	2004
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$177,562	$138,421
Interest and fees on consumer and other loans	2,795	2,213
Interest on mortgage-backed securities held to maturity	45,865	42,409
Interest on mortgage-backed securities available for sale	26,359	17,540
Interest on investment securities held to maturity	18,634	14,199
Interest and dividends on investment securities available for sale	39,720	18,262
Dividends on Federal Home Loan Bank of New York stock	2,116	858
Interest on federal funds sold	736	359

Total interest and dividend income	313,787	234,261

Interest Expense:
Interest on deposits	76,446	54,253
Interest on borrowed funds	85,165	56,040

Total interest expense	161,611	110,293

Net interest income	152,176	123,968

Provision for Loan Losses	—	225

Net interest income after provision for loan losses	152,176	123,743

Non-Interest Income:
Service charges and other income	1,413	1,373
Gains on securities transactions, net	—	3,526

Total non-interest income	1,413	4,899

Non-Interest Expense:
Compensation and employee benefits	21,534	19,878
Net occupancy expense	5,681	4,044
Federal deposit insurance assessment	413	405
Computer and related services	607	529
Other expense.	4,688	4,032

Total non-interest expense	32,923	28,888

Income before income tax expense	120,666	99,754

Income Tax Expense	45,635	37,734

Net income	$75,031	$62,020

Basic Earnings Per Share (1)	$0.13	$0.11

Diluted Earnings Per Share (1)	$0.13	$0.11

Weighted Average Number of Common Shares Outstanding (1):
Basic	566,667,689	573,760,934
Diluted	580,174,828	589,020,292

(1)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Nine Months
	Ended September 30,
	2005	2004
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$500,218	$389,400
Interest and fees on consumer and other loans	7,561	6,345
Interest on mortgage-backed securities held to maturity	133,210	132,364
Interest on mortgage-backed securities available for sale	63,956	50,200
Interest on investment securities held to maturity	53,950	25,901
Interest and dividends on investment securities available for sale	77,863	60,649
Dividends on Federal Home Loan Bank of New York stock.	7,031	2,250
Interest on federal funds sold	2,821	970

Total interest and dividend income	846,610	668,079

Interest Expense:
Interest on deposits	210,264	155,453
Interest on borrowed funds	226,597	154,159

Total interest expense	436,861	309,612

Net interest income	409,749	358,467

Provision for Loan Losses	65	675

Net interest income after provision for loan losses	409,684	357,792

Non-Interest Income:
Service charges and other income	3,791	3,849
Gains on securities transactions, net	2,740	8,597

Total non-interest income	6,531	12,446

Non-Interest Expense:
Compensation and employee benefits	61,739	59,349
Net occupancy expense	14,729	11,788
Federal deposit insurance assessment	1,235	1,228
Computer and related services	1,835	1,485
Other expense	14,406	13,275

Total non-interest expense	93,944	87,125

Income before income tax expense	322,271	283,113

Income Tax Expense	121,020	106,446

Net income	$201,251	$176,667

Basic Earnings Per Share (1)	$0.35	$0.31

Diluted Earnings Per Share (1)	$0.34	$0.30

Weighted Average Number of Common Shares Outstanding (1):
Basic	571,809,470	577,955,597

Diluted	585,122,824	594,304,055

(1)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2005			2004
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$13,087,551	$177,562	5.43%	$10,053,014	$138,421	5.51%
Consumer and other loans	191,038	2,795	5.85	148,268	2,213	5.97
Federal funds sold	85,983	736	3.40	103,830	359	1.38
Mortgage-backed securities at amortized cost	6,640,580	72,224	4.35	5,324,117	59,949	4.50
Federal Home Loan Bank of New York stock	178,657	2,116	4.74	144,511	858	2.37
Investment securities at amortized cost	5,676,595	58,354	4.11	2,874,795	32,461	4.52

Total interest-earning assets	25,860,404	313,787	4.85	18,648,535	234,261	5.02

Noninterest-earnings assets	346,613			295,252

Total Assets	$26,207,017			$18,943,787

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$859,240	2,141	0.99	$948,515	2,366	0.99
Interest-bearing demand accounts	4,133,327	31,258	3.00	3,790,740	21,010	2.20
Money market accounts	386,599	1,167	1.20	585,848	1,408	0.96
Time deposits	5,497,737	41,880	3.02	5,399,202	29,469	2.17

Total interest-bearing deposits	10,876,903	76,446	2.79	10,724,305	54,253	2.01
Borrowed funds	9,328,016	85,165	3.62	6,359,782	56,040	3.51

Total interest-bearing liabilities	20,204,919	161,611	3.17	17,084,087	110,293	2.57

Noninterest-bearing liabilities:
Noninterest-bearing deposits	450,142			427,877
Other noninterest-bearing liabilities	153,184			124,862

Total noninterest-bearing liabilities	603,326			552,739

Total liabilities	20,808,245			17,636,826
Stockholders’ equity	5,398,772			1,306,961

Total Liabilities and Stockholders’ Equity	$26,207,017			$18,943,787

Net interest income/net interest rate spread (2)		$152,176	1.68%		$123,968	2.45%

Net interest-earning assets/net interest margin (3)	$5,655,485		2.37%	$1,564,448		2.67%

Ratio of interest-earning assets to interest-bearing liabilities.			1.28x			1.09x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2005			2004
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$12,244,226	$500,218	5.45%	$9,421,679	$389,400	5.51%
Consumer and other loans	173,556	7,561	5.81	140,897	6,345	6.00
Federal funds sold	131,938	2,821	2.86	122,842	970	1.06
Mortgage-backed securities at amortized cost	6,010,245	197,166	4.37	5,455,954	182,564	4.46
Federal Home Loan Bank of New York stock	161,380	7,031	5.81	153,533	2,250	1.95
Investment securities at amortized cost	4,153,466	131,813	4.23	2,586,558	86,550	4.46

Total interest-earning assets	22,874,811	846,610	4.93	17,881,463	668,079	4.98

Noninterest-earnings assets	437,058			331,634

Total Assets	$23,311,869			$18,213,097

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$1,033,838	7,655	0.99	$947,351	7,042	0.99
Interest-bearing demand accounts	4,233,540	89,216	2.82	3,392,201	54,486	2.15
Money market accounts	504,996	4,082	1.08	601,600	4,308	0.96
Time deposits	5,402,361	109,311	2.71	5,537,205	89,617	2.16

Total interest-bearing deposits	11,174,735	210,264	2.52	10,478,357	155,453	1.98
Borrowed funds	8,428,269	226,597	3.59	5,853,544	154,159	3.52

Total interest-bearing liabilities	19,603,004	436,861	2.98	16,331,901	309,612	2.53

Noninterest-bearing liabilities:
Noninterest-bearing deposits	436,163			416,808
Other noninterest-bearing liabilities	143,273			122,459

Total noninterest-bearing liabilities	579,436			539,267

Total liabilities	20,182,440			16,871,168
Stockholders’ equity	3,129,429			1,341,929

Total Liabilities and Stockholders’ Equity	$23,311,869			$18,213,097

Net interest income/net interest rate spread (2)		$409,749	1.95%		$358,467	2.45%

Net interest-earning assets/net interest margin (3)	$3,271,807		2.38%	$1,549,562		2.67%

Ratio of interest-earning assets to interest-bearing liabilities.			1.17x			1.09x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At September 30, 2005, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.62%, consumer and other loans, 5.79%, federal funds sold, 3.75%, mortgage-backed securities, 4.70%, investment securities, 4.22%. At September 30, 2005, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.98%, interest-bearing demand accounts, 3.00%, money market accounts, 1.20%, time deposits, 3.22%, borrowed funds, 3.59%.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended September 30,
	2005	2004
Return on average assets	1.15%	1.31%
Return on average stockholders’ equity	5.56	18.98
Net interest rate spread	1.68	2.45
Net interest margin	2.37	2.67
Non-interest expense to average assets.	0.50	0.61
Efficiency ratio (2)	21.44	22.42
Dividend payout ratio (3)	53.85	50.91
Cash dividends paid per common share (3)	$0.07	$0.056

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

	For the Nine Months
	Ended September 30,
	2005	2004
Return on average assets	1.15%	1.29%
Return on average stockholders’ equity	8.57	17.55
Net interest rate spread	1.95	2.45
Net interest margin	2.38	2.67
Non-interest expense to average assets.	0.54	0.64
Efficiency ratio (2)	22.57	23.49
Dividend payout ratio (3)	56.57	51.29
Cash dividends paid per common share (3)	$0.198	$0.159

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3)	All prior share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For The	At or For The
	Period Ended	Period Ended
	September 30,	December 31,
	2005	2004
Asset Quality Ratios:
Non-performing loans to total loans	0.11%	0.19%
Non-performing assets to total assets	0.06	0.11
Allowance for loan losses to non-performing	175.98	126.44
loans
Allowance for loan losses to total loans	0.20	0.24

Capital Ratios:
Average stockholders’ equity to average assets	13.42%	7.29%
Stockholders’ equity to assets	19.92	6.96
Book value per common share	$9.46	$7.85

Regulatory Capital Ratios:
Bank:
Tangible capital	15.51%	6.36%
Leverage (core) capital	15.51	6.36
Total risk-based capital	44.39	17.49
###